Exhibit 99.2

MALIBU BOATS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
__________________________________________________________

Malibu Boats, Inc., together with its direct and indirect subsidiaries, is referred to herein collectively as “we,” “our,” “Malibu Boats,” or the “Company.”
On October 23, 2014 (the “Closing Date”), the Company and its indirect subsidiary, Malibu Australian Acquisition Corp., purchased all of the outstanding shares of Malibu Boats Pty Ltd. (the “Licensee”), the Company’s licensee in Australia, for a purchase price of $16.2 million, consisting of $13.3 million in cash and 170,889 shares of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) based on the average closing price of shares of the Class A Common Stock for the 20 trading days immediately prior to, but not including, the Closing Date, (the "Acquisition"). The Company funded the Acquisition primarily with additional borrowings under the Company's revolving credit facility.
The following pro forma financial information is based on the historical consolidated financial statements of the Company and the historical financial statements of the Licensee and is intended to provide information about how the acquisition of the Licensee and related financing may have affected the Company’s historical consolidated financial statements if they had closed as of July 1, 2013, in the case of the unaudited pro forma consolidated statements of operations information, and as of June 30, 2014, in the case of the unaudited pro forma consolidated balance sheet information. The pro forma financial information is based on available information and assumptions that we believe are reasonable. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The pro forma financial information also should not be considered representative of our future financial condition or results of operations.
The Licensee's assets and liabilities are recorded at their estimated fair values. Pro forma purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired.
The unaudited pro forma condensed consolidated statements of operations do not reflect the realization of any expected cost savings and other synergies resulting from the acquisition as a result of any cost saving initiatives planned subsequent to the closing of the Acquisition nor do they reflect any nonrecurring costs directly attributable to the Acquisition.
The historical financial statements of the Licensee were translated into US dollars for balance sheet accounts using the spot rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rates in effect during the applicable periods. Certain reclassifications of the Licensee's historical statement of income have been made to conform to current presentation.
The unaudited pro forma condensed consolidated financial statements along with the assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the historical consolidated financial statements contained in the Company’s annual report on Form 10-K for the year ended June 30, 2014 and the Licensee’s historical financial statements included in Exhibit 99.1 contained in this Amendment No. 1 to Form 8-K/A.

MALIBU BOATS, INC. AND SUBSIDIARIES
Pro Forma Consolidated Statements of Operations (Unaudited)
For the Fiscal Year Ended June 30, 2014
(In thousands, except share data)

	Malibu Boats, Inc. Historical	Malibu Boats Pty Ltd. Historical	Pro Forma Adjustments		Malibu Boats, Inc. Pro Forma
Net sales	$190,935	$20,712	$(6,501)	(a), (b)	$205,146
Cost of sales	140,141	16,567	(5,926)	(a)	150,782
Gross profit	50,794	4,145	(575)		54,364
Operating expenses:
Selling and marketing	6,098	143	—		6,241
General and administrative	39,974	1,268	—		41,242
Amortization	5,177	—	311	(c)	5,488
Operating income	(455)	2,734	(886)		1,393
Other income (expense):
Other	9	170	—		179
Interest expense	(2,962)	—	(36)	(d)	(2,998)
Other income (expense)	(2,953)	170	(36)		(2,819)
Net (loss) income before provision for income taxes	(3,408)	2,904	(922)		(1,426)
Provision (benefit) for income taxes	(2,220)	975	(234)	(e)	(1,479)
Net (loss) income	$(1,188)	$1,929	$(688)		$53
Net income attributable to non-controlling interest	3,488	—	971	(f)	4,459
Net (loss) income attributable to Malibu Boats, Inc.	$(4,676)	$—	$(1,659)		$(4,406)

	For Period from February 5, 2014 to June 30, 2014
Weighted average shares outstanding used in computing net loss per share:
Basic	11,055,310		170,889	(g)	11,226,199
Diluted	11,055,310		170,889	(g)	11,226,199
Net loss available to Class A Common Stock per share:
Basic	$(0.42)				$(0.39)
Diluted	$(0.42)				$(0.39)

(a)
Represents the elimination of sales and cost of sales related to sales between the Company and the Licensee. Following the Acquisition, the Licensee's results will be included in the Company's consolidated financial statements.

(b)	Includes an increase of $428 in cost of sales attributable to the estimated fair value step up in inventory assumed as part of the Acquisition.
(c)	Reflects the amortization expense attributable to intangible assets assumed to be acquired as part of the Acquisition.
(d)	Reflects the interest expense on estimated borrowings under the Company's revolving credit facility assumed to finance the Acquisition based on an interest rate of 3.19% as of June 30, 2013.
(e)
Represents the income tax impact of the pro forma adjustments based on the appropriate blended rate for each jurisdiction, including, (i) interest expense on the Company's revolving credit facility assumed to finance the Acquisition, (ii) amortization expense attributable to intangible assets assumed to be acquired as part of the Acquisition, and (iii) increase in cost of sales attributable to the estimated fair value step up in inventory.

(f)
The non-controlling interest on the consolidated statement of operations represents the portion of earnings or loss attributable to the economic interest in the Company's subsidiary, Malibu Boats Holdings, LLC, held by the non-controlling LLC Unit holders. Pro forma adjustments to non-controlling interest reflect (i) the change in non-controlling interest as effected by the issuance of 170,889 shares of Class A Common Stock as part of the consideration for the Licensee, (ii) the portion of changes in income attributable to pro forma adjustments that are attributable to non-controlling interests, and (iii) the impact of non-controlling interest on the Licensee's historical income statement. Non-controlling LLC Unit holders ownership in the LLC as of June 30, 2014, after giving effect to the Acquisition, is 11,373,737 LLC Units representing 50.3% of the economic interest in the LLC while the Company owns 11,225,719 LLC Units representing a 49.7% interest in the LLC on a pro forma basis as of June 30, 2014.

(g)
Includes 170,889 shares of Class A Common Stock issued to Mr. West, as the seller of the Licensee, as part of the consideration for the Licensee as if issued on the February 5, 2014, the date of the Company's initial public offering.

MALIBU BOATS, INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheet (Unaudited)
As of June 30, 2014
(In thousands, except share data)

	Malibu Boats, Inc. Historical	Malibu Boats Pty Ltd. Historical	Pro Forma Adjustments		Malibu Boats, Inc. Pro Forma
Assets
Current assets
Cash	$12,173	$5,048	$(15,458)	(a)	$1,763
Trade receivables, net	6,475	2,466	(1,800)	(b)	7,141
Inventories, net	12,890	4,280	(133)	(c)	17,037
Deferred tax asset - current	500	—	—		500
Prepaid expenses	2,272	33	—		2,305
Total current assets	34,310	11,827	(17,391)		28,746
Property and equipment, net	10,963	1,143	—	(d)	12,106
Goodwill	5,718	—	5,041	(e)	10,759
Other intangible assets	12,358	9	5,071	(f)	17,438
Debt issuance costs, net	—	—	—		—
Deferred tax asset	21,452	241	—		21,693
Total assets	$84,801	$13,220	$(7,279)		$90,742
Liabilities
Current liabilities
Accounts payable	$7,161	$741	$—		$7,902
Accrued expenses	32,684	1,288	—		33,972
Income tax and distribution payable	2,121	424	—		2,545
Deferred tax liabilities	995	—	—		995
Total current liabilities	42,961	2,453	—		45,414
Deferred gain on sale-leaseback	134	—	—		134
Payable pursuant to tax receivable agreement	13,636	—	—		13,636
Other liabilities	—	10	—		10
Long-term debt, less current maturities	—	—	1,116	(g)	1,116
Total liabilities	56,731	2,463	1,116		60,310

Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 11,064,201 shares issued and outstanding as of June 30, 2014; 11,235,090 shares issued and outstanding on a pro forma basis as of June 30, 2014.	110	—	2	(h)	112
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 44 shares issued and outstanding as of June 30, 2014	—	—	—		—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2014	—	—	—		—
Additional paid in capital	23,835	—	2,922	(h)	26,757
Accumulated (deficit) earnings	(4,676)	10,757	(11,319)	(i)	(5,238)
Total stockholders' equity attributable to Malibu Boats, Inc.	19,269	10,757	(8,395)		21,631
Non-controlling interest	$8,801				$8,801
Total stockholders’ equity	$28,070	$10,757	$(8,395)		$30,432
Total liabilities and equity	$84,801	$13,220	$(7,279)		$90,742

(a)
Reflects an adjustment of $3,285 for a dividend of excess cash to the former shareholders of Malibu Boats Pty Ltd. as well as the cash consideration paid for the Acquisition of $13,129. These amounts were offset by proceeds of $1,116 from the draw down of the Company's revolving line of credit used to fund the Acquisition.

(b)	Represents elimination of non-acquired related party receivables.
(c)
Represents an increase of $428 in the estimated fair value of inventory offset by the elimination of $508 in embedded margin in inventory held by the Australian licensee that the Company sold to it. The allocation of fair value to inventory is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation of management's estimate has not been performed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(d)
The estimated fair value of tangible assets approximates their book value for pro forma purposes. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation of management's estimate has not been performed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(e)
Reflects the estimated amount of goodwill acquired at the date of the acquisition. Goodwill represents the total excess of the total purchase price over the fair value of the net assets acquired. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill. Residual goodwill at the date of acquisition will vary from goodwill presented in the pro forma balance sheet due to changes in the net book value of intangible assets during the period from June 30, 2014 through the date of acquisition as well as results of an independent valuation, which has not been completed at the time of this report.

(f)
The increase in intangible assets reflects the preliminary estimate of the fair value of the acquired intangible assets, including reacquired franchise rights, customer relationship assets and a non-compete agreement with Mr. West. The purchase price allocated to these intangible assets was based on management’s estimate of the fair value of assets purchased, and has not been subject to an independent valuation at the time of this report.

(g)	Represents the pro forma adjustment for borrowings under the Company's revolving line of credit assumed for the funding of the Acquisition.
(h)
Represents the portion of the purchase price paid in the Company's Class A Common Stock equal to 170,889 shares based on the average closing price of shares of the Class A Common Stock for the 20 trading days immediately prior to, but not including, the completion of the Acquisition (the “Scrip Consideration”).

(i)	Represents the elimination of the historical owners' equity of $10,757 in Malibu Boats Pty Ltd. and a pro forma adjustment to eliminate $508 of embedded margin in inventory noted in (c) above.